UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2023

COMPASS DIGITAL ACQUISITION CORP.

(Exact name of registrant as specified in charter)

Cayman Islands	001-40912	98-1588328
(State or other jurisdiction of incorporation)	Commission File number	(I.R.S. Employer Identification Number)

195 US Hwy 50, Suite 208 Zephyr Cove, NV	89448
(Address of principal executive offices)	(Zip Code)

(310) 954-9665

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	CDAQ	Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	CDAQW	Nasdaq Global Market
Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant	CDAQU	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Item 5.07 of this Current Report on Form 8-K is incorporated by reference in this Item 5.03 to the extent required herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 19, 2023, the shareholder of the Compass Digital Acquisition Corp. (the “Company”) held an extraordinary general meeting of shareholders (the “Shareholder Meeting”) for the following purposes:

(1)	to consider and vote upon a proposal to amend, by way of special resolution, the Company’s amended and restated articles of association to extend the date by which the Company must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company, with one or more businesses or entities (an “initial business combination”); (ii) cease all operations except for the purpose of winding up; and (iii) redeem the Company’s Class A ordinary shares, par value US$0.0001 per share (“Class A ordinary shares”), included as part of the units sold in the Company’s initial public offering, from October 19, 2023 to, at the latest July 19, 2024, or such earlier date as determined by the Company’s board of directors (the “Board”) (such proposal, the “Extension Amendment Proposal);

(2)	to consider and vote upon a proposal to amend, by way of special resolution, the amended and restated articles of association to permit for the issuance of Class A ordinary shares to holders of the Company’s Class B ordinary shares, par value of US$0.0001 (“Class B ordinary shares”), upon the exercise of the right of a holder of the Company’s Class B ordinary shares to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder (such proposal, the “Founder Share Amendment Proposal” and collectively with the Extension Amendment Proposal, the “Article Amendment Proposals”); and

(3)	to consider and vote upon a proposal to approve, by way of ordinary resolution, the adjournment of the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal, the Founder Share Amendment Proposal or where the Board has determined it is otherwise necessary (the “Adjournment Proposal”).

As of the record date for the Shareholder Meeting, there were 21,240,488 Class A ordinary shares and 5,310,122 Class B ordinary shares issued and outstanding. At the Shareholder Meeting, there were 21,300,807 ordinary shares of the Company voted by proxy or in person, which constituted a quorum.

Set forth below are the final voting results for each of the proposals presented at the Shareholder Meeting:

Extension Amendment Proposal

For	Against	Abstain
20,470,532	830,275	0

Accordingly, the Extension Amendment Proposal was approved.

Founder Share Amendment Proposal

For	Against	Abstain
20,470,510	830,275	22

Accordingly, the Founder Share Amendment Proposal was approved.

As there were sufficient votes to approve the Extension Amendment Proposal and the Founder Share Amendment Proposal, the Adjournment Proposal was not presented to the Company’s shareholders.

Effective upon the approval of the Article Amendment Proposals, on October 11, 2023, the amended and restated articles of association of the Company were amended pursuant to the resolutions set forth as Annex A and Annex B to the definitive proxy statement relating to the Shareholder Meeting filed by the Company with the Securities and Exchange Commission on September 29, 2023. Copies of such amendments to the amended and restated articles of association of the Company are attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Shareholders holding 16,045,860 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”). As a result, approximately $169.1 million (approximately $10.54 per share) will be removed from the Trust Account to pay such holders. Following redemptions, the Company will have 5,194,628 Class A ordinary shares outstanding.

Item 8.01	Other Events.

On October 19, 2023, HCG Opportunity, LLC and Compass Digital SPAC, LLC (collectively, the “Sponsors”) converted an aggregate of 600,000 Class B ordinary shares into Class A ordinary shares on a one-for-one basis. The Sponsors waived any right to receive funds from the Trust Account with respect to the Class A ordinary shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Class B ordinary shares under the terms of the Letter Agreement, dated October 14, 2021, by and among the Company, the Sponsors and the other parties thereto, as amended on August 31, 2023.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits
3.1	Amendments to Amended and Restated Articles of Association.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS DIGITAL ACQUISITION CORP.

Dated: October 20, 2023	By:	/s/ Thomas Hennessy
	Name:	Thomas Hennessy
	Title:	Chief Executive Officer